Exhibit 99.1

Response Biomedical Corp. Announces Voting Results

VANCOUVER, British Columbia – June 19, 2013 - Response Biomedical Corp. (TSX: RBM, OTCBB: RPBIF) (the “Company”), in accordance with the requirements of the Toronto Stock Exchange, is pleased to announce the results of voting at its 2013 Annual General and Special Meeting of Shareholders held on June 18, 2013.

A total of 4,675,917 common shares were voted in connection with the meeting, representing approximately 71% of the issued and outstanding common shares of the Company. Shareholders voted as follows:

1.	Appointment of Auditor

By resolution passed by show of hands, PricewaterhouseCoopers LLP, Chartered Accountants, was appointed auditor of the Company for the ensuing year.

2.	Election of Directors

By resolution passed by show of hands, the number of Directors of the Company was set at 8. By resolution passed by ballot vote, the following eight nominees proposed by Management were elected as Directors of the Company to hold office until the next Annual Meeting of Shareholders or until their successors are elected or appointed:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Dr. Anthony Holler, M.D.	4,429,546	99.95%	2,142	0.05%
Dr. Joseph D. Keegan, Ph.D.	4,429,546	99.95%	2,142	0.05%
Jeffrey L. Purvin	4,428,620	99.93%	3,068	0.07%
Clinton H. Severson	4,429,539	99.95%	2,149	0.05%
Lewis J. Shuster	4,429,539	99.95%	2,149	0.05%
Dr. Peter A. Thompson, M.D.	4,428,875	99.94%	2,813	0.06%
Dr. David G. Wang, M.D.	4,428,558	99.93%	3,130	0.07%
Dr. Jonathan J. Wang, Ph.D.	4,428,310	99.92%	3,378	0.08%

3.	Amendment and Restatement of 2008 Stock Option Plan

By resolution passed by show of hands, the amendment and restatement of the Company’s 2008 Stock Option Plan as outlined in the Company’s information circular, and the approval of all unallocated options to acquire common shares under the Amended and Restated 2008 Stock Option Plan until June 18, 2016, were approved.

4.	Amendment to Amended and Restated 2008 Stock Option Plan

By resolution passed by ballot vote, an amendment to the Amended and Restated 2008 Stock Option Plan to remove insider participation limits was approved by disinterested shareholders. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against	Votes Withheld	% Votes Withheld
285,873	94.63%	16,226	5.37%	0	0.00%

4,129,589 shares held by insiders of the Company were not counted for purposes of this resolution.

5.	Approval of Restricted Share Unit Plan

By resolution passed by show of hands, the Company’s Restricted Share Unit Plan as outlined in the Company’s management information circular, and the approval of all unallocated restricted share units under the Restricted Share Unit Plan until June 18, 2016, were approved.

6.	Approval of Non-Employee Director Deferred Share Unit Plan

By resolution passed by show of hands, the Company’s Non-Employee Director Deferred Share Unit Plan as outlined in the Company’s management information circular, and the approval of all unallocated deferred share units under the Non-Employee Director Deferred Share Unit Plan until June 18, 2016, were approved.

7.	Amendment to Restricted Share Unit Plan

By resolution passed by ballot vote, an amendment to the Restricted Share Unit Plan to remove insider participation limits was approved by disinterested shareholders. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against	Votes Withheld	% Votes Withheld
292,648	96.87%	9,444	3.13%	7	0.00%

4,129,589 shares held by insiders of the Company were not counted for purposes of this resolution.

8.	Amendment to Non-Employee Director Deferred Share Unit Plan

By resolution passed by ballot vote, an amendment to the Non-Employee Director Deferred Share Unit Plan to remove insider participation limits was approved by disinterested shareholders. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against	Votes Withheld	% Votes Withheld
293,727	97.23%	8,370	2.77%	2	0.00%

4,129,589 shares held by insiders of the Company were not counted for purposes of this resolution.

9.	Approval of Option Grants

By resolution passed by ballot vote, the issuance of certain options to acquire common shares issued to the Board of Directors and certain members of Management as outlined in the Company’s management information circular was approved by disinterested shareholders. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against	Votes Withheld	% Votes Withheld
282,582	93.54%	19,515	6.46%	2	0.00%

4,129,589 shares held by insiders of the Company were not counted for purposes of this resolution.

10.	Non-Binding Advisory Vote on Executive Compensation

By resolution passed by ballot vote, an advisory resolution was passed to approve the Company’s executive compensation as outlined in the Company’s management information circular. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against	Votes Withheld	% Votes Withheld
4,423,229	99.81%	8,459	0.19%	0	0.00%

11.	Non-Binding Advisory Vote on Frequency of Future Advisory Votes on Compensation

By resolution passed by ballot vote, an advisory resolution on the frequency of future advisory votes on compensation, determined, on a non-binding advisory basis, that the Company should hold future advisory votes on compensation every 3 years. The results of the ballot were as follows:

Votes For 1 Year	% Votes For 1 Year	Votes For 2 Years	% Votes for 2 Years	Votes For 3 Years	% Votes For 3 Years
79,353	1.79%	40.380	0.91%	4,311,955	97.30%

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, Flu A + B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. More information on the proprietary RAMP® Platform can be found at www.responsebio.com.

The Company has achieved CE Marking and 510(k) clearance for Response Infectious Disease and Response Cardiovascular tests on the RAMP® Platform and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

For further information, please contact:

Response Biomedical Corp.:

W.J. (Bill) Adams, 604-456-6010

Chief Financial Officer

ir@responsebio.com